Exhibit 99.1

Company News and Press Releases From Other Sources:

          Superclick Appoints New Chief Executive Officer and President

LAGUNA HILLS, Calif., Mar 4, 2004 /PRNewswire-FirstCall via COMTEX/ -- Superclick, Inc. (OTC Bulletin Board: SPCK) today announced the appointment of John Glazik as its new Chief Executive Officer and President. Concurrently, interim CEO Ronald Fon and President, Co-Founder Robert Macfarlane will be stepping down from their positions but will continue to serve on the Company's board of directors. Superclick Chairman, Todd Pitcher commented that, "We are extremely pleased to add an individual of Mr. Glazik's caliber to the management team. This is just another step in the Company's focused strategy to expand its footprint in the marketplace and toward executing its business plan."

Mr. Glazik brings substantial experience and expertise in the telecommunications and technology sectors with both start-up and established Fortune 500 companies. Previous to this appointment, Mr. Glazik served as CEO and Chairman of Ennovate Networks, Inc. and as Vice President of the Access Products Division/Broadband Business Group of ADC Telecommunications, Inc.


"The factors that attracted me to the Superclick opportunity are its proven technology which has been successfully deployed in more than 50 major hotel applications, along with its growing list of distribution partners," said John Glazik, CEO and President. "Leveraging this combination and scaling the company, in light of the burgeoning addressable market over the next few years presents a very exciting challenge."


About Superclick, Inc.


Superclick, Inc., through its wholly owned, Montreal-based subsidiary, Superclick Networks, Inc., develops, manufactures, markets and supports the Superclick Internet Management System (SIMS(TM)) in worldwide hospitality and multi-tenant unit (MTU) markets. Superclick provides hotels and MTU residences with cost-effective Internet access utilizing high-speed DSL, CAT5 wiring, wireless and dial-up modem technologies. Superclick's patented technology converts dial-up analog Internet calls to digital access, improves connection speeds, unclogs local trunks, consolidates Internet traffic, supports flexible billing and provides targeted advertising to end-users. Current clients include MTU residences and Crowne Plaza, Four Points by Sheraton, Hilton, Holiday Inn, Holiday Inn Express, Hampton Inn, Marriott, Novotel, Radisson, Sheraton, Westin and Wyndham hotels in Canada and the United States. For more information please visit the Superclick website at www.superclick.com.


Safe Harbor Statement:


Statements in this press release that are not statements of historical or current fact constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other unknown factors that could cause the actual results of the Company to be materially different form the historical results or from any future results expressed or implied by such forward-looking statements. In addition to statements which explicitly describe such risks and uncertainties, readers are urged to consider statements with the terms "believes," "belief," "expects," "intends," "anticipates," "will" or "plans" to be uncertain and forward-looking. The forward-looking statements contained herein are also subject generally to other risks and uncertainties that are described from time to time in the Company's reports and registration statements filed with the Securities and Exchange Commission.


SOURCE Superclick, Inc.

CONTACT: Todd M. Pitcher of Superclick, Inc., +1-858-518-1387, todd@superclick.com